                                                                     Exhibit 4.1

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                          LOUISIANA-PACIFIC CORPORATION

                                       and

                          BANK ONE TRUST COMPANY, N.A.


                                     TRUSTEE



                       FIRST SUPPLEMENTAL TRUST INDENTURE

                           DATED AS OF AUGUST 18, 2000

                           Supplementing that certain

                                    INDENTURE

                            DATED AS OF APRIL 2, 1999


                    Authorizing the Issuance and Delivery of

                                  Senior Notes

            consisting of $190,000,000 aggregate principal amount of

                          8.500% Senior Notes Due 2005

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

                                TABLE OF CONTENTS

                                                                            PAGE
RECITALS                                                                       1
[Form of Face of Security]                                                     2
[Form of Reverse of Security]                                                  3
ARTICLE I. ISSUANCE OF SENIOR NOTES.                                           8
      SECTION I.1.  ISSUANCE OF SENIOR NOTES; PRINCIPAL AMOUNT; MATURITY.      8
      SECTION I.2.  INTEREST ON THE SENIOR NOTES; PAYMENT OF INTEREST.         9
      SECTION I.3.  EXECUTION, AUTHENTICATION AND DELIVERY OF SECURITIES.      9
ARTICLE II. CERTAIN DEFINITIONS.                                               9
      SECTION II.1.  CERTAIN DEFINITIONS.                                      9
ARTICLE III. CERTAIN COVENANTS.                                               13
      SECTION III.1.  LIENS                                                   13
      SECTION III.2.  SALE AND LEASE-BACK TRANSACTIONS.                       15
      SECTION III.3.  OFFER TO REPURCHASE UPON CHANGE OF CONTROL              15
      SECTION III.4.  PERMITTING UNRESTRICTED SUBSIDIARIES TO BECOME
                      RESTRICTED SUBSIDIARIES                                 16
      SECTION III.5.  PAYMENT OFFICE                                          17
ARTICLE IV. ADDITIONAL EVENTS OF DEFAULT.                                     17
      SECTION IV.1.  ADDITIONAL EVENTS OF DEFAULT.                            17
ARTICLE V. DEFEASANCE.                                                        18
      SECTION V.1.  APPLICABILITY OF ARTICLE V OF THE INDENTURE               18
ARTICLE VI. REDEMPTION OF SENIOR NOTES                                        18
      SECTION VI.1.  RIGHT OF REDEMPTION                                      18
ARTICLE VII. MISCELLANEOUS.                                                   18
      SECTION VII.1.  REFERENCE TO AND EFFECT ON THE INDENTURE                19
      SECTION VII.2.  WAIVER OF CERTAIN COVENANTS                             19
      SECTION VII.3.  SUPPLEMENTAL INDENTURE MAY BE EXECUTED IN COUNTERPARTS  19
      SECTION VII.4.  EFFECT OF HEADINGS                                      19

            FIRST SUPPLEMENTAL INDENTURE, dated as of August 18, 2000, between Louisiana-Pacific Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "COMPANY"), and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), a national banking association duly incorporated under the laws of the United States of America, as Trustee (the "TRUSTEE"), supplementing that certain Indenture, dated as of April 2, 1999, between the Company and the Trustee (the "INDENTURE").

                                    RECITALS

            A. The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness (the "SECURITIES") to be issued in one or more series as provided for in the Indenture.

            B. The Indenture provides that the Securities of each series shall be in substantially the form set forth in the Indenture, or in such other form as may be established by or pursuant to a Board Resolution or in one or more indentures supplemental thereto, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture, and may have such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution thereof.

            C. The Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, Securities denominated "8.500% Senior Notes Due 2005" (the "SENIOR NOTES") pursuant to the terms of this Supplemental Indenture and substantially in the form set forth below, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Senior Notes, as evidenced by their execution of such Senior Notes.

                           [Form of Face of Security]

This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee thereof. This Security may not be transferred to, or registered or exchanged for Securities registered in the name of, any Person other than the Depositary or a nominee thereof, and no such transfer may be registered, except in the limited circumstances described in the Indenture. Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, this Security shall be a Global Security subject to the foregoing, except in such limited circumstances.

                          LOUISIANA-PACIFIC CORPORATION

                           8.500% SENIOR NOTE DUE 2005

No. __                                                              $___________
Cusip No. 546347 AA 3

            LOUISIANA-PACIFIC CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "COMPANY," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $ on August 15, 2005 and to pay interest thereon from August 18, 2000 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on February 15 and August 15 of each year, commencing on February 15, 2001, at the rate of 8.500% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in said Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business
Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

            Subject, in the case of any Global Security, to any applicable requirements of the Depositary, payment of the principal of and interest on this Security shall be made at the office or agency of the Company maintained for the purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; PROVIDED, HOWEVER, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register.

            REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS SET FORTH ON THE REVERSE HEREOF. SUCH PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

            This Security shall not be valid or become obligatory for any purpose until the certificate of authentication herein has been signed manually by the Trustee under said Indenture.

            IN WITNESS WHEREOF, this instrument has been duly executed in accordance with the Indenture.

                                             LOUISIANA-PACIFIC CORPORATION


Date Issued:                                 By:______________________________



Attest:


By:___________________


                          [Form of Reverse of Security]

                          LOUISIANA-PACIFIC CORPORATION

            This Security is one of a duly authorized issue of securities of the Company (herein called the "SECURITIES") issued and to be issued in one or more series under an Indenture, dated as of April 2, 1999 (herein called the "INDENTURE"), between the Company and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago) as Trustee (herein called the "TRUSTEE," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $190,000,000.

            Upon the occurrence of a Change of Control, the Company is required to offer to purchase the Securities at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the Change of Control Payment Date, but interest installments with a Stated Maturity on or prior to such Change of Control Payment Date shall be payable to the Holders of such Securities of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.

            In the event of the repurchase of this Security in part only, a new Security or Securities of this series and of like tenor for the portion hereof not so repurchased shall be issued in the name of the Holder hereof upon the cancellation hereof.

            The Securities are redeemable in whole or in part, at the option of the Company at any time and from time to time, on not less than 30 or more than 60 days' prior notice mailed to the Holders of the Securities, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed and (ii) as determined by a Quotation Agent, the sum of the present values of the Remaining Scheduled Payments thereon discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points, together in either case with accrued interest on the principal amount being redeemed to the Redemption Date.

            "ADJUSTED TREASURY RATE" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such Redemption
Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

            "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

            "COMPARABLE TREASURY PRICE" means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

            "QUOTATION AGENT" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company.

            "REFERENCE TREASURY DEALER" means (i) Goldman, Sachs & Co. and its successors; PROVIDED, HOWEVER, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "PRIMARY TREASURY DEALER"), the Company shall designate as a substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

            "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

            "REMAINING SCHEDULED PAYMENTS" means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption, except that, if such Redemption Date is not an interest payment date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such Redemption Date.

            On and after any Redemption Date, interest will cease to accrue on the Securities or any portion thereof called for redemption. Prior to any Redemption Date, the Company shall deposit with a paying agent money sufficient to pay the Redemption Price of and accrued interest on the Securities to be redeemed on such date. If less than all the Securities are to be redeemed, the Securities to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

            The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of this Security or (b) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

            If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

            The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

            As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request and shall have failed to institute such proceeding for 60 calendar days after receipt of such notice, request, and offer of indemnity. The foregoing shall apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

            No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

            As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

            The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

            No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

            Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the Company or its agent for registration of transfer, exchange, or payment, and any Security issued upon registration of transfer of, or in exchange for or in lieu of, this Security is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL because the registered owner hereof, Cede & Co., has an interest herein.

            All terms used in this Security that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

            D. The Trustee's certificate of authentication shall be in substantially the following form:

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

            This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.


Dated: _________________
                                          BANK ONE TRUST COMPANY, N.A.,
                                          as Trustee


                                          By:___________________________
                                             AUTHORIZED OFFICER


            E. All acts and things necessary to make the Senior Notes, when the Senior Notes have been executed by the Company and authenticated by the Trustee and delivered as provided in the Indenture and this Supplemental Indenture, the valid, binding, and legal obligations of the Company and to constitute these presents a valid indenture and agreement according to its terms, have been done and performed, and the execution and delivery by the Company of the Indenture and this Supplemental Indenture and the issue hereunder of the Senior Notes have in all respects been duly authorized; and the Company, in the exercise of legal right and power in it vested, has executed and delivered the Indenture and is executing and delivering this Supplemental Indenture and proposes to make, execute, issue, and deliver the Senior Notes.

            NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

            In order to declare the terms and conditions upon which the Senior Notes are authenticated, issued, and delivered, and in consideration of the premises and of the purchase and acceptance of the Senior Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of the respective Holders from time to time of the Senior Notes, as follows:

                      ARTICLE I. ISSUANCE OF SENIOR NOTES.

SECTION I.1.  ISSUANCE OF SENIOR NOTES; PRINCIPAL AMOUNT; MATURITY.

            (a) On August 18, 2000 the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, Senior Notes substantially in the form set forth above, in each case with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by the Indenture and this Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Senior Notes, as evidenced by their execution of such Senior Notes.

            (b) The Senior Notes shall be issued in the aggregate principal amount of $190,000,000 and shall mature on August 15, 2005.

SECTION I.2.  INTEREST ON THE SENIOR NOTES; PAYMENT OF INTEREST.

            (a) The Senior Notes shall bear interest at the rate of 8.500% per annum from August 18, 2000, except in the case of Senior Notes delivered pursuant to Sections 2.05 or 2.07 of the Indenture, which shall bear interest from the most recent Interest Payment Date to which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment. Such interest shall be payable semiannually on February 15 and August 15 of each year, commencing February 15, 2001.

            (b) The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name a Senior Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name the Senior Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Senior Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

            (c) Subject, in the case of any Global Security, to any applicable requirements of the Depositary, payment of the principal of and interest on the Senior Notes shall be made at the office or agency of the Company maintained for the purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; PROVIDED, HOWEVER, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register.

SECTION I.3.  EXECUTION, AUTHENTICATION AND DELIVERY OF SECURITIES.

            The Senior Notes shall be executed on behalf of the Company by the Chairman or any Vice Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President of the Company and attested by the Treasurer, the Secretary, any Assistant Treasurer, or any Assistant Secretary of the Company, in each case by either manual or facsimile signature.

                        ARTICLE II. CERTAIN DEFINITIONS.

SECTION II.1.  CERTAIN DEFINITIONS.

            The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires) for all purposes of this Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this
Section 2.1. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All other terms used in this Supplemental Indenture that are defined in the Indenture or the Trust Indenture Act, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Indenture or the Trust Indenture Act, as the case may be, as in force at the date of this Supplemental Indenture as originally executed.

            "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock or equity interests (including without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts) and any rights (other than debt securities convertible into such capital stock or equity interests), warrants or options exchangeable for or convertible into such capital stock or equity interests.

            "CHANGE OF CONTROL" means the occurrence of any of the following events: (a) any "PERSON" or "GROUP" (as such terms are used in Section 13(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another Person, or another Person consolidates with, or merges with or into, the Company, in either case pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities, or other property, other than any such transaction where (i) immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Person created by or surviving such transaction and (ii) the holders of a majority of the total Voting Stock of the Company immediately prior to such transaction hold, immediately following such transaction, a majority of the total Voting Stock (or comparable equity securities) of the Person created by or surviving such transaction;(c) the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as a whole to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (e) the dissolution or liquidation of the Company. Notwithstanding the foregoing, a transaction effected to create a holding company of the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of Voting Stock of the Company immediately prior to such transaction.

            "CONSOLIDATED NET TANGIBLE ASSETS" means total assets (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses, and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

            "DEBT" means (i) all indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed and (ii) all guaranties, endorsements, assumptions and other contractual obligations in respect of, or to purchase or to otherwise acquire, indebtedness of others.

            "FUNDED DEBT" means any Debt which by its terms matures more than one year after, or which is renewable or extendible at the option of the obligor for a period ending more than one year after, the date as of which Funded Debt is being determined, and shall include (i) any Debt that so matures or that is so renewable or extendible incurred, assumed or guaranteed by the Company or any Restricted Subsidiary, either directly or indirectly, (ii) any deferred indebtedness of the Company or any Restricted Subsidiary for the payment of the purchase price of property or assets purchased that so matures or that is so renewable or extendible, and (iii) any indebtedness secured by a mortgage, lien, security interest, pledge, assignment or transfer on, in or of any property of the Company or any Restricted Subsidiary and upon which the Company or any Restricted Subsidiary customarily pays the interest, that so matures or that is so renewable or extendible.

            "PRINCIPAL PROPERTY" means any mill, converting plant or manufacturing facility (including, in each case, the equipment therein) and any timberland, in each case located within the continental Untied States of America (other than any of the foregoing acquired principally for the control or abatement of atmospheric pollutants or contaminants or water, noise, odor or other pollution, or any facility financed from the proceeds of pollution control or revenue bonds), whether owned on the date hereof or hereafter acquired, having a gross book value (without deduction of any applicable accumulated depreciation) on the date as of which the determination is being made of more than 5% of Consolidated Net Tangible Assets, but shall not include any minerals or mineral rights, or any timberland designated by the Board of Directors of the Company or of a Restricted Subsidiary, as the case may be, as being held primarily for investment, development and/or sale.

            "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

            "SALE AND LEASE-BACK TRANSACTION" means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party providing for the leasing pursuant to a Capital Lease to such Person or any Subsidiary of such Person of any property or asset of such Person or such Subsidiary which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset, other than (a) leases for a term, including renewals at the option of the lessee, of not more than three years, by the end of which term it is intended that the use of such property or asset by such Person will be discontinued, (b) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, provided that any Restricted Subsidiary that is a lessee under any such lease continues to be a Restricted Subsidiary for the term of such lease, and (c) leases entered into within 120 days after the later of the acquisition or the completion of construction or improvement of the property to be leased.

            "SIGNIFICANT SUBSIDIARY" means any Subsidiary of the Company that accounts for (a) 10.0% or more of the total consolidated assets of the Company and its Subsidiaries as of any date of determination or (b) 10.0% or more of the total consolidated revenues of the Company and its Subsidiaries for the most recently concluded fiscal quarter.

            "UNRESTRICTED SUBSIDIARY" means (a) L-P SPV, Inc. and L-P SPV2, LLC,
(b) any Subsidiary of the Company the primary business of which consists of, and is restricted by the charter, partnership agreement, or similar organizational document of such Subsidiary to, financing operations on behalf of the Company and its Subsidiaries, and/or purchasing accounts receivable or direct or indirect interests therein and/or making loans secured by accounts receivable or direct or indirect interests therein (and business related to the foregoing), or which is otherwise primarily engaged in, and restricted by its charter, partnership agreement, or similar organizational document to, the business of a finance company (and business related thereto), which, in accordance with the provisions of this Supplemental Indenture, has been designated by Board Resolution as an Unrestricted Subsidiary, in each case unless and until any of the Subsidiaries of the Company referred to in the foregoing clauses (a) and (b) is, in accordance with the provisions of this Supplemental Indenture, designated by a Board Resolution as a Restricted Subsidiary, and (c) any Subsidiary of the Company of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by one or more Unrestricted Subsidiaries and the primary business of which consists of, and is restricted by the charter, partnership agreement, or similar organizational document of such Subsidiary to, financing operations on behalf of the Company and its Subsidiaries, and/or purchasing accounts receivable or direct or indirect interests therein, and/or making loans secured by accounts receivable or direct or indirect interests therein (and business related to the foregoing), or which is otherwise primarily engaged in, and restricted by its charter, partnership agreement, or similar organizational document to, the business of a finance company (and business related thereto).

            "VALUE" means with respect to a Sale and Lease-Back Transaction, as of any particular time, an amount equal to (1) the greater of (a) the fair value of the property leased pursuant to such Sale and Lease-Back Transaction (as determined by the Board of Directors of Louisiana-Pacific or a Person designated by such Board of Directors) and (b) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction divided by (2) the number of full years of the term of the lease (determined without regard to any renewal or extension options contained in the lease) and multiplied by (3) the number of full years of such term remaining at the time of determination (determined without regard to any renewal or extension options contained in the lease).

            "VOTING STOCK" means any class or classes of Capital Stock (however designated) conferring upon the holders thereof the ordinary voting power to elect or remove at least a majority of the board of directors, general or managing partners, managers or trustees of any Person, determined without regard to any voting power that has been or may be conferred by any class or classes of Capital Stock (however designated) by reason of the occurrence of any contingency.

                         ARTICLE III. CERTAIN COVENANTS.

            The following covenants shall be applicable to the Company for so long as any of the Senior Notes are Outstanding. Nothing in this paragraph will, however, affect the Company's rights or obligations under any other provision of the Indenture or this Supplemental Indenture.

SECTION III.1.  LIENS.

            (a) The Company shall not and shall not permit any Restricted Subsidiary to, (i) incur, assume or guarantee any Debt secured by any mortgage, lien, security interest, pledge, assignment or transfer (hereinafter called "mortgage" or "mortgages") on, in or of any Principal Property of the Company or of a Restricted Subsidiary or on, in or of any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired), or (ii) directly or indirectly secure any outstanding Debt of the Company or any Restricted Subsidiary by any mortgage on, in or of any Principal Property of the Company or of a Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired), without in any such case concurrently and effectively securing, the Senior Notes (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary ranking equally with the Senior Notes and then existing or thereafter created) with the same property equally and ratably with such Debt; provided, however, that the foregoing restrictions shall not apply to

                  (i) any mortgage on, in or of any property acquired,
            constructed or improved by the Company or any Restricted Subsidiary after the date of this Supplemental Indenture which is created, incurred or assumed within 120 days after such acquisition or the completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property (including the purchase price of any Person that owns such property) or the cost of such construction or improvement incurred after the date of this Supplemental Indenture, PROVIDED that such mortgage does not extend to or cover any property of the Company or of any Restricted Subsidiary other than the property so acquired, constructed or improved;

                  (ii) mortgages existing or in effect with respect to any
            property, shares of stock or indebtedness at the time the same is acquired by the Company or a Restricted Subsidiary by merger or otherwise;

                  (iii) mortgages existing or in effect with respect to any
            property (including shares of stock and indebtedness) of any Person existing at the time such Person becomes a Restricted Subsidiary;

                  (iv) mortgages existing or in effect on the date of this
            Supplemental Indenture;

                  (v) mortgages securing Debt of a Restricted Subsidiary to the
            Company or to another Restricted Subsidiary;

                  (vi) mortgages in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

                  (vii) any mortgage on, in or of timberlands in connection with an arrangement under which the Company or a Restricted Subsidiary is obligated to cut or pay for timber in order to provide the secured party with a specified amount of money, however determined, PROVIDED that such mortgage does not extend to or cover any property of the Company or of any Restricted Subsidiary other than such timberlands;

                  (viii) mortgages created, incurred or assumed in connection with the issuance of revenue bonds the interest of which is exempt from federal income taxation pursuant to Section 103(a) and related provisions (including any successor provisions thereto) of the Internal Revenue Code of 1986, as amended; or

                  (ix) mortgages created, extended or renewed in connection with any extension, renewal, refinancing, replacement or refunding (including successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of Debt secured by any mortgage referred to in the foregoing clauses (i) to (viii); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal, refinancing, replacement or refunding, and that such extension, renewal, refinancing, replacement or refunding shall be limited to all or a part of the property which secured the Debt so extended, renewed, refinanced, replaced or refunded (plus improvements on such property).

            (b) The provisions of Section 3.1(a) shall not apply to the incurrence, assumption or guarantee by the Company or any Restricted Subsidiary of Debt secured by, or the securing of any outstanding Debt of the Company or any Restricted Subsidiary by, one or more mortgages (other than mortgages permitted by Section 3.1(a)) that would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with (i) all other Debt of the Company and the Restricted Subsidiaries secured by mortgages (other than mortgages permitted by Section 3.1(a)) that would otherwise be subject to the foregoing restrictions and (ii) the Value of all Sale and Lease-Back Transactions involving Principal Properties in existence at such time (other than any Sale and Lease-Back Transaction described in Section 3.2(b)) does not at the time exceed 15% of Consolidated Net Tangible Assets.

SECTION III.2.  SALE AND LEASE-BACK TRANSACTIONS.

            The Company shall not and shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction involving any Principal Property unless:

            (a) the Company or such Restricted Subsidiary would be permitted, pursuant to the provisions of Section 3.1(b), to incur Debt in a principal amount at least equal to the Value of the Sale and Lease-Back Transaction and to secure such Debt with a mortgage on the Principal Property to be leased, without equally and ratably securing the Senior Notes; or

            (b) the Company, within 120 days of the effective date of such Sale and Lease-Back Transaction (or in the case of (ii) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120-day period), causes to be applied an amount equal to the Value of such Sale and Lease-Back Transaction (i) to the payment or other retirement of Senior Notes or Funded Debt incurred or assumed by the Company which ranks senior to or pari passu with the Senior Notes or of Funded Debt incurred or assumed by any Restricted Subsidiary (other than, in either case, Senior Notes or Funded Debt owned by the Company or any Restricted Subsidiary), or (ii) to the purchase of a Principal Property (other than the Principal Property involved in such sale);

and the consideration paid or payable to Louisiana-Pacific or a Restricted Subsidiary in connection with the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction is at least equal to the fair value of such property (as determined by the Board of Directors of Louisiana-Pacific or a Person designated by such Board of Directors).

SECTION III.3.  OFFER TO REPURCHASE UPON CHANGE OF CONTROL.

            (a) Following the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to each Holder of Senior Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). The Change of Control Offer shall be made by mailing, within 30 days following the Change of Control, a notice to the Trustee and each Holder at the address appearing in the Security Register, by first class mail, postage prepaid, by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

            (b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so accepted, and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officer's Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Senior Notes so accepted the Change of Control Payment for such Senior Notes. In the event that any Senior Note is so accepted in part only, the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to the Holder thereof a new Senior Note equal in principal amount to the unpurchased portion of such Senior Note; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof.

                  Acceptance of the Change of Control Offer by a Holder shall be irrevocable (unless otherwise provided by law). The payment of accrued interest as part of any repurchase price on any Change of Control Payment Date shall be subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to such Change of Control Payment Date.

            (c) Notwithstanding anything to the contrary in this Section 3.3, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) the Company has effected Defeasance or Covenant Defeasance of the Senior Notes as provided in Article V of the Indenture prior to the occurrence of the Change of Control or (ii) if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 3.3 and purchases all Senior Notes validly tendered pursuant to such Change of Control Offer.

SECTION III.4. PERMITTING UNRESTRICTED SUBSIDIARIES TO BECOME RESTRICTED SUBSIDIARIES.

            The Company shall not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless such Subsidiary is otherwise in compliance with all provisions of the Indenture and this Supplemental Indenture that apply to Restricted Subsidiaries.

SECTION III.5.  PAYMENT OFFICE.

            The Company shall cause a Payment Office for the Senior Notes to be maintained at all times in New York, New York.

            ARTICLE IV. ADDITIONAL AND MODIFIED EVENTS OF DEFAULT.

SECTION IV.1.  ADDITIONAL AND MODIFIED EVENTS OF DEFAULT.

            In addition to the Events of Default set forth in the Indenture (other than the Event of Default set forth in clause (v) of Section 8.01(a) of the Indenture, which is superseded in its entirety by the provisions of clause
(b) of this Section IV.1), the term "EVENT OF DEFAULT," whenever used in the Indenture or this Supplemental Indenture with respect to the Senior Notes, means any one of the following events (whatever the reason for such Event of Default and whether it may be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

            (a) the failure to redeem any Senior Note when required pursuant to the terms and conditions thereof or to pay the purchase price for any Senior Note to be purchased in accordance with Section 3.3 of this Supplemental Indenture;

            (b) any nonpayment at maturity or other default under any agreement or instrument relating to any other Indebtedness of the Company or any Restricted Subsidiary (the unpaid principal amount of which is not less than $50.0 million), and, in any such case, such default (i) continues beyond any period of grace provided with respect thereto and (ii) results in such Indebtedness becoming due prior to its stated maturity or occurs at the final maturity of such Indebtedness; PROVIDED, HOWEVER, that, subject to the provisions of Section 9.01 and 8.08 of the Indenture, the Trustee shall not be deemed to have knowledge of such nonpayment or other default unless either (1) a Responsible Officer of the Trustee has actual knowledge of nonpayment or other default or (2) the Trustee has received written notice thereof from the Company, from any Holder, from the holder of any such Indebtedness or from the trustee under the agreement or instrument, relating to such Indebtedness;

            (c) the entry of one or more final judgments or orders for the payment of money against the Company or any Restricted Subsidiary, which judgments and orders create a liability of $50.0 million or more in excess of insured amounts and have not been stayed (by appeal or otherwise), vacated, discharged, or otherwise satisfied within 60 calendar days of the entry of such judgments and orders; and

            (d) Events of Default of the type and subject to the conditions set forth in clauses (vi) and (vii) of Section 8.01(a) of the Indenture in respect of the Company or any Restricted Subsidiary that is a Significant Subsidiary or, in related events, any group of Restricted

      Subsidiaries of the Company that if considered in the aggregate, would be a Significant Subsidiary of the Company.

                             ARTICLE V. DEFEASANCE.

SECTION V.1.  APPLICABILITY OF ARTICLE V OF THE INDENTURE.

            (a) The Senior Notes shall be subject to Defeasance and Covenant Defeasance as provided in Article V of the Indenture; PROVIDED, HOWEVER, that no Defeasance or Covenant Defeasance shall be effective unless and until:

                        (i) there shall have been delivered to the Trustee the opinion of a nationally recognized independent public accounting firm certifying the sufficiency of the amount of the moneys, U.S. Government Obligations, or a combination thereof, placed on deposit to pay, without regard to any reinvestment, the principal of and any premium and interest on the Senior Notes on the Stated Maturity thereof or on any earlier date on which the Senior Notes shall be subject to redemption;

                        (ii) there shall have been delivered to the Trustee the certificate of a Responsible Officer of the Company certifying, on behalf of the Company, to the effect that (A) such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any agreement to which the Company is a party or violate any law to which the Company is subject and (B) no Event of Default or event that (after notice or lapse of time or both) would become an Event of Default has occurred and is continuing at the time of such deposit; and

                        (iii) no Event of Default specified in Sections 8.01(a)(vi) and (vii) of the Indenture or event that (after notice or lapse of time or both) would become an Event of Default specified in Sections 8.01(a)(vi) and (vii) of the Indenture shall have occurred and be continuing at any time on or prior to the 124th calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 124th calendar day).

            (b) Upon the exercise of the option provided in Section 5.01 of the Indenture to have Section 5.03 of the Indenture applied to the Outstanding Senior Notes, in addition to the obligations from which the Company shall be released specified in the Indenture, the Company shall be released from its obligations under Article III hereof.

                    ARTICLE VI. REDEMPTION OF SENIOR NOTES.

SECTION VI.1.  RIGHT OF REDEMPTION.

            The Senior Notes may be redeemed by the Company in accordance with the provisions of the form of Securities set forth herein.

                           ARTICLE VII. MISCELLANEOUS.

SECTION VII.1.  REFERENCE TO AND EFFECT ON THE INDENTURE.

            This Supplemental Indenture shall be construed as supplemental to the Indenture and all the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture heretofore executed and delivered is hereby
(i) incorporated by reference in this Supplemental Indenture and (ii) ratified, approved, and confirmed.

SECTION VII.2.  WAIVER OF CERTAIN COVENANTS.

            The Company may omit in any particular instance to comply with any term, provision, or condition set forth in Article III hereof if the Holders of a majority in principal amount of the Outstanding Senior Notes shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision, or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision, or condition shall remain in full force and effect.

SECTION VII.3.  SUPPLEMENTAL INDENTURE MAY BE EXECUTED IN COUNTERPARTS.

            This instrument may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION VII.4.  EFFECT OF HEADINGS.

            The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

[Seal]                                 LOUISIANA-PACIFIC CORPORATION


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

Attest:


Name:______________________________
Title:_____________________________


                                       BANK ONE TRUST COMPANY, N.A.,
                                       as Trustee


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

Attest:


Name:______________________________
Title:_____________________________

STATE OF                )
                        )     ss.:
COUNTY OF               )


            On this ____ day of ________, 2000, before me personally came __________, to me known, who, being by me duly sworn, did depose and say that he/she is a _____________________ of LOUISIANA-PACIFIC CORPORATION, one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal or a facsimile thereof affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said entity, and that he/she signed his/her name thereto by like authority.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                       -----------------------------------------
                                       NOTARY PUBLIC

STATE OF                )
                        )     ss.:
COUNTY OF               )


      On this ____ day of __________, 2000, before me personally came ____________, to me known, who, being by me duly sworn, did depose and say that he/she is a ____________________________ of BANK ONE TRUST COMPANY, N.A., one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal or a facsimile thereof affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said entity, and that he/she signed his/her name thereto by like authority.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                       -----------------------------------------
                                       NOTARY PUBLIC